Exhibit 8.1
[Letterhead of Sullivan & Cromwell LLP]
June 21, 2007
Merrill Lynch & Co., Inc.
     4 World Financial Center,
          New York, New York 10080.
Ladies and Gentlemen:
     We have acted as counsel to Merrill Lynch & Co., Inc, a Delaware corporation (“Merrill Lynch”), in connection with the planned merger (the “Merger”) of First Republic Bank, a Nevada banking corporation (“First Republic”), with and into Merrill Lynch Bank & Trust Co., FSB, a federal savings bank and a wholly owned, indirect subsidiary of Merrill Lynch (“ML Bank”), pursuant to the Agreement and Plan of Merger, dated as of January 29, 2007 (the “Merger Agreement”), among Merrill Lynch, ML Bank and First Republic, as described in the proxy statement and other proxy solicitation materials of First Republic, and the prospectus of Merrill Lynch constituting a part thereof (the “Proxy Statement-Prospectus”), which is part of the registration statement on Form S-4 filed by Merrill Lynch on or about the date hereof (the “Registration Statement”) in connection with the Merger.
     We hereby confirm to you that the statements set forth under the caption “Material U.S. Federal Income Tax Consequences” in the Proxy Statement-Prospectus included in the Registration Statement are our opinion as to the United States federal income tax consequences to holders of stock of First Republic that exchange their First Republic stock for cash and stock of Merrill Lynch, solely for stock of Merrill Lynch, or solely for cash, in each case pursuant to the Merger.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP